EXHIBIT 4.2

THE ISSUANCE AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE LENDER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

SECURED PROMISSORY NOTE

$250,000.00	March 17, 2008

FOR VALUE RECEIVED, SINGLE TOUCH INTERACTIVE, INC., a Nevada corporation (hereinafter called the “Borrower”), 2235 Encinatas Blvd., Suite 2010, Encinatas, CA 92024 hereby promises to pay to the order of HOSTING SITE NETWORK, INC., a Delaware corporation (hereinafter called the “Lender”), 32 Poplar Place, Fanwood, New Jersey 07023, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Loan”), in lawful money of the United States of America and in immediately available funds.

1.  The outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable on April 16, 2008 (the “Due Date”), which Due Date may be extended by the Borrower and the Lender in writing.

2.  This Note shall bear interest at the rate of ten percent (10%) per annum on the unpaid principal balance hereof. Interest shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid balance under this Note.

3.  Upon an “Event of Default,” as defined herein, the rate of interest accruing on the unpaid principal balance of this Note shall increase to fifteen percent (15%) per annum. Such default interest rate shall continue until all defaults are cured.

4.  Upon the occurrence of an Event of Default, the entire principal amount outstanding hereunder and all accrued interest hereon, together with all other sums due hereunder, shall become immediately due and payable.

5.  In addition to the rights and remedies given it by this Note, the Lender shall have all those rights and remedies under the Security Agreement of even date herewith between the Lender and the Borrower as well as those allowed by applicable laws. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

6.  To the extent permitted by applicable law, the Borrower waives all rights and benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided or which may hereafter by provided by law, both as to itself and as to all of its properties, real and personal, against the enforcement and collection of the indebtedness evidenced hereby.

7.  An “Event of Default” occurs if:

(a) Borrower defaults in the payment of any principal or interest on the Note when the same shall become due, either by the terms thereof or otherwise as herein provided and such breach shall not have been cured within fifteen (15) days thereof;

(b) Borrower defaults, in whole or in part, in the performance or observance of any other material agreement, term or condition contained in the Note, and such breach shall not have been cured within fifteen (15) days thereof;

(c) Borrower pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is the debtor in an involuntary case which is not dismissed within thirty (30) days of the commencement thereof, or

(d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) provides for relief against Borrower in an involuntary case,

(ii) appoints a Custodian of Borrower for all or substantially all of its property, or

(iii) orders the liquidation of Borrower,

8.  All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by a nationally-recognized overnight courier service or sent by the United States, certified, postage prepaid, return receipt requested, at the addresses or such other address as the parties may designate to each other in writing.

9.  This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender.

10.  The term “the Borrower” shall include each person and entity now or hereafter liable hereunder, whether as maker, successor, assignee or endorsee, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

11.  If any provision of this Note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if this Note had never contained the invalid or unenforceable provision.

12.  This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law provision or rule. Any controversy or dispute arising out of or relating to this Note shall be settled solely and exclusively in accordance with the provisions of the Bridge Loan Agreement and Security Agreement, which provisions are incorporated by reference herein as though fully set forth.

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IN WITNESS WHEREOF, the undersigned Borrower has caused the due execution of this Secured Promissory Note as of the day and year first herein above written.

SINGLE TOUCH INTERACTIVE, INC.

By:	/s/ Anthony Macaluso
Name:	Anthony Macaluso
Title:	Chief Executive Officer